Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contact:
Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com
Jon Diat (Media): 212-770-3505; jon.diat@aig.com
Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG ANNOUNCES NEW EXECUTIVE LEADERSHIP TEAM

NEW YORK, December 10, 2015 – American International Group, Inc. (NYSE:AIG) announced today the formation of a new Executive Leadership Team, designed to execute AIG’s strategic priorities and provide value to its approximately 90 million clients around the world.

“Our new management structure will ensure we have strong end-to-end accountability within the customer segments, so we can transform into a more efficient, less complex organization with accelerated decision-making in response to our clients’ needs,” said Peter D. Hancock, AIG President and Chief Executive Officer. “We are moving forward with a continued sense of urgency on our four strategic priorities: narrowing our focus on clients, products, and geographies where we can grow profitably; driving for efficiency; growing through innovation, and optimizing our data assets and client relationships; and returning excess capital to shareholders.

“The Executive Leadership team is a dynamic, highly skilled group of executives, with deep experience in successful execution,” added Mr. Hancock.

Reporting to Mr. Hancock on the Executive Leadership Team will be the following individuals:

•    Douglas Dachille – Chief Investment Officer. Doug will oversee the Science function, and Murli Buluswar, Chief Science Officer, will report to him.

•    Philip Fasano – Chief Information Officer.

•    Martha Gallo – Chief Auditor. Martha will continue to report both to the Board’s Audit Committee and to Mr. Hancock.

•    Kevin Hogan – CEO of Consumer. The Japan operations and the Consumer Claims organization will report to Kevin.

•    Jeffrey Hurd – Executive Vice President – Transformation, Human Resources, and Administration.

•    Seraina Maag – CEO of Regional Management & Operations. The Regional CEO & President roles (Americas, EMEA, and Asia Pacific) will be consolidated into one role with oversight of country management. Seraina will also assume oversight of Operations.

FOR IMMEDIATE RELEASE

• Thomas Russo – General Counsel – Legal, Compliance, Regulatory Affairs, and Government Affairs

•    Sid Sankaran – Chief Financial Officer. Sid will maintain oversight of Enterprise Risk Management. Alessa Quane will become Chief Risk Officer and will continue in the role of Chief Corporate Actuary, reporting both to Sid and to the Board’s Risk and Capital Committee.

• Robert Schimek – CEO of Commercial. The UK operations and the Commercial Claims organization will report to Rob.

• Brian Schreiber – Chief Strategy Officer, and Head of Corporate Marketing and Communications.

David Herzog will continue as Chief Financial Officer through the filing of AIG’s 2015 Form 10-K. Sid Sankaran will continue as Chief Risk Officer until he becomes Chief Financial Officer (at which time Alessa Quane will become Chief Risk Officer and continue in the role of Chief Corporate Actuary). All other Executive Leadership Team appointments are effective immediately. David Herzog, John Doyle, Jose Hernandez, and Eric Martinez will leave the company after a period of transition.

“Several of our senior leaders will depart the company,” said Mr. Hancock. “I am grateful for their years of distinguished service. Their leadership has been invaluable in positioning AIG for long-term growth and sustainable profitability.”

# # #

American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

2